LAKE VICTORIA RESOURCES (T) LTD.
a subsidiary of Lake Victoria Mining Company, Inc.

FORWARD GOLD PURCHASE AGREEMENT

INSTRUCTIONS TO PURCHASER

1.	All purchasers must complete all the information in the boxes on page 2 and sign where indicated with an “X”.

2.	If you are paying for your gold purchase with funds drawn from a Canadian bank, you may pay by certified cheque or bank draft drawn on a Canadian chartered bank.

3.

If you are paying for your Gold Purchase with funds drawn on any source other than a Canadian chartered bank, you may only pay by wire transfer to our company pursuant to the wiring instructions to be provided by our company upon request or with your purchase invoice.

LAKE VICTORIA RESOURCES (T) LTD.
A SUBSIDIARY OF LAKE VICTORIA MINING COMPANY, INC.

FORWARD GOLD PURCHASE AGREEMENT

The undersigned (the “Purchaser”) hereby irrevocably subscribes for and agrees to purchase from LAKE VICTORIA RESOURCES (T) LTD. (the “Seller”), a subsidiary of Lake Victoria Mining Company, Inc., that amount of forward gold production of the Seller as represented below at a price of US$____________per ounce of gold. The Purchaser agrees to be bound by the terms and conditions set forth in this Forward Gold Purchase Agreement, the “Terms and Conditions” and Schedule A “Security of Forward Gold Purchase Agreement” all of which are attached hereto and form part of this Forward Gold Purchase Agreement.

Purchaser Information
(Name of Purchaser)
Account Reference (if applicable):
X
(Signature of Purchaser – if the Purchaser is an Individual)
X
(Signature of Authorized Signatory – if the Purchaser is not an Individual)
(Name and Title of Authorized Signatory – if the Purchaser is not an
Individual)
(SIN, SSN, or other Tax Identification Number of the Purchaser)
(Purchaser’s Street Address)
(Purchaser’s City and State )
(Purchaser’s Country and Postal Code)
(Telephone Number)
(Email Address)

Ounces to be Purchased
Total Number of Ounces: X $
Description: _____________________________________

Aggregate Purchase Price:
(the “Purchase Amount”, plus wire fees if applicable)

Please complete if purchasing as agent or trustee for a principal (beneficial purchaser) (a “Disclosed Principal”) and not purchasing as trustee or agent for accounts fully managed by it.
(Name of Disclosed Principal)
(Address of Disclosed Principal)
(Account Reference, if applicable)
(SIN, SSN, or other Tax Identification Number of Disclosed Principal)
Deliver the Gold as set forth below: Gold cannot be delivered to a P.O. Box
(Attention – Full Name)
(Street Address)
(City and State )
(Country and Postal Code)
(Telephone Number)

The Seller shall distribute _________________(_____) ounces of ..999 gold during the calendar months listed, for a total of ________________(_____) ounces of .999 gold, as per the following monthly amounts:

(i)	____________(____) ounces of .999 gold within the calendar month of _______________, 201__; and

(ii)	____________(____) ounces of .999 gold within the calendar month of _______________, 201__; and

(iii)	____________(____) ounces of .999 gold within the calendar month of _______________, 201__; and

(iv)	____________(____) ounces of .999 gold within the calendar month of _______________, 201__.

TERMS AND CONDITIONS OF FORWARD GOLD PURCHASE AGREEMENT

1.                  Subscription

1.1                  On the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Purchaser hereby irrevocably subscribes for and agrees to purchase Forward Gold Production of the Seller at a price per ounce of gold (such subscription and agreement to purchase being the “Aggregate Purchase”), and Aggregate Purchase Price shown on page 2 of the Forward Gold Purchase Agreement (the “Agreement”), which is tendered herewith, on the basis of the representations and warranties and subject to the terms and conditions set forth in this Terms and Conditions of Forward Gold Purchase Agreement.

1.2                  The Seller hereby agrees to forward sell the gold to the Purchaser on the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, this Agreement will be effective upon its acceptance by the Seller.

1.3                  The Purchaser acknowledges that the gold has been offered as part of an offer by the Seller to other Purchasers for such other number of ounces of gold as may be determined by the board of directors of the Seller in its sole discretion (the “Offering”).

1.4                  Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of United States of America.

2.                  Payment

2.1                  The Purchase Amount must be received within five (5) business days of your purchase order and shall be paid by: (i) if the Purchaser is drawing funds from a Canadian bank to pay for this Agreement, a certified cheque or bank draft drawn on a US dollar account with a Canadian chartered bank; or (ii) if the Purchaser is drawing funds from any source other than a Canadian chartered bank to pay for this Agreement, then only by wire transfer to the Seller pursuant to the wiring instructions to be provided by the Seller upon request or with the purchase invoice. If the funds are wired to the Seller’s lawyers, those lawyers are irrevocably authorized by the Purchaser to immediately deliver the funds to the Seller upon receipt of the funds from the Purchaser, even if the Offering has not been consummated.

2.2                  Where the Purchase Amount is paid to the Seller, the Purchaser authorizes the Seller to treat such Purchase Amount as an interest free loan to the Seller until such time as the Agreement is accepted.

3.                  Documents Required from Purchaser

3.1                  The Purchaser must complete, sign and return to the Seller an executed copy of this Agreement; 3.2 The Purchaser shall complete, sign and return to the Seller as soon as possible, on request by the Seller, any additional documents, questionnaires, notices and undertakings as may be required by any regulatory authorities and applicable law.

3.3                  Both parties to this Agreement acknowledge and agree that Clark Wilson LLP has acted as counsel only to the Seller and is not protecting the rights and interests of the Purchaser. The Purchaser acknowledges and agrees that the Seller and Clark Wilson LLP have given the Purchaser the opportunity to seek, and are hereby recommending that the Purchaser obtain, independent legal advice with respect to the subject matter of this Agreement and, further, the Purchaser hereby represents and warrants to the Seller and Clark Wilson LLP that the Purchaser has sought independent legal advice or waives such advice.

4.                  Conditions and Closing

4.1                  The closing of the Agreement and forward sale of the Gold shall occur on or before the date to be determined by the Seller in its sole discretion (the “Closing Date”). The Purchaser acknowledges that Agreements may be issued to other Purchasers under this offering (the “Offering”) before or after the Closing Date. The Seller, may, in its discretion, elect to close the Offering in one or more closings, in which event the Seller may agree with one or more Purchasers (including the Purchaser hereunder) to complete Agreements with such Purchaser(s) against payment therefore at any time on or prior to the Closing Date.

5.                  Acknowledgements and Agreements of Purchaser

5.1                  The Purchaser acknowledges and agrees that:

(a)	There is no market for the Agreements and that they are not transferable;

(b)	Seller has not undertaken, and will have no obligation, to register any of the Agreements under the 1933 Act or any other securities legislation;

(c)

the decision to execute this Agreement and acquire the gold agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Seller and such decision is based entirely upon a review of any public information which has been filed by the Issuer with the United States Securities and Exchange Commission (the “SEC”) and with the Canadian provincial securities commissions on www.sedar.com (collectively, the “Public Record”);

(d)	there are risks associated with the forward purchase of gold, as more fully described in the Seller’s periodic disclosure forming part of the Public Record;

(e)

the Purchaser understands and agrees that the Seller and others will rely upon the truth and accuracy of the acknowledgements, representations, warranties, covenants and agreements contained in this Agreement and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Purchaser shall promptly notify the Seller;

(f)

the Purchaser and the Purchaser’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Seller in connection with the Agreement hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Seller;

(g)	finder’s fees or broker’s commissions may be payable by the Seller to finders who introduce purchasers to the Seller;

(h)

the books and records of the Seller and Issuer were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Purchaser during reasonable business hours at its principal place of business, and all documents, records and books in connection with the completion of the Agreements hereunder have been made available for inspection by the Purchaser, the Purchaser’s lawyer and/or advisor(s);

(i)

all of the information which the Purchaser has provided to the Seller is correct and complete as of the date this Agreement is signed, and if there should be any change in such information prior to the Closing, the Purchaser will immediately provide the Seller with such information;

(j)

the Seller is entitled to rely on the representations and warranties of the Purchaser contained in this Agreement and the Purchaser will hold harmless the Seller from any loss or damage it or they may suffer as a result of the Purchaser’s failure to correctly complete this Agreement;

(k)

the Purchaser has been advised to consult the Purchaser’s own legal, tax and other advisors with respect to the merits and risks of an investment in a Forward Gold Purchase Agreement and with respect to applicable resale restrictions, and it is solely responsible (and the Seller is not in any way responsible) for compliance with:

(i)	any applicable laws of the jurisdiction in which the Purchaser is resident in connection with the completion of the Agreement hereunder, and

(ii)	that there is no possibility of resale of the Agreement;

(l)

the Purchaser understands and agrees that there may be material tax consequences to the Purchaser of an acquisition or disposition of the gold. The Seller gives no opinion and makes no representation with respect to the tax consequences to the Purchaser under federal, state, provincial, local or foreign tax law of the Purchaser’s acquisition or disposition of the gold;

(m)	no documents in connection with the sale of the Agreement have been reviewed by the SEC or any securities administrators;

(n)	neither the SEC nor any securities commission or similar regulatory authority has reviewed or passed on the merits of any of the Agreement;

(o)	there is no government or other insurance covering any of the Agreement;

(p)

this Agreement is not enforceable by the Purchaser unless it has been accepted by the Issuer and Seller, and the Purchaser acknowledges and agrees that the Issuer and Seller reserves the right to reject any Agreement for any reason whatsoever; and

(q)

the Purchaser has a substantive pre-existing relationship with one or more of the directors and/or officers of the Seller and learned about the Offering through such relationship and director contact with such directors and/or officers or by the Seller’s advertising on its website and other sources of information and did not become aware of the Offering through any registration statement that has been filed by the Parent.

6.                  Representations, Warranties and Covenants of the Purchaser

6.1                  The Purchaser hereby represents and warrants to and covenants with the Seller (which representations, warranties and covenants shall survive the Closing) that:

(a)

the Purchaser (i) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the economic risks of an investment in the Agreement for an indefinite period of time, and (iv) can afford the complete loss of such investment;

(b)	if the Purchaser is resident outside of Canada:

(i)

the Purchaser is knowledgeable of, or has been independently advised as to, the applicable laws of the securities regulators having application in the jurisdiction in which the Purchaser is resident (the “International Jurisdiction”) which would apply to the offer and forward sale of of gold defined by the Agreement,

(ii)

the applicable laws of the authorities in the International Jurisdiction do not require the Seller to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the offer, issue, forward sale of gold defined by the Agreement.,

	(iii)	the execution of the Agreement by the Purchaser does not trigger:

		A.	any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction, or

		B.	any continuous disclosure reporting obligation of the Seller in the International Jurisdiction, and

(iv)

the Purchaser will, if requested by the Seller, deliver to the Seller a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in subparagraphs (ii), (iii) and (iv) above to the satisfaction of the Seller, acting reasonably;

(c)

the Purchaser has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Purchaser is a corporate entity, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Purchaser;

(d)

the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Purchaser or of any agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound;

(e)	the Purchaser has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser;

(f)

the Purchaser is aware that an investment in the Seller is speculative and involves certain risks (including those risks disclosed in the Public Record), including the possible loss of the entire investment;

(g)

the Purchaser has made an independent examination and investigation of an investment in the Agreement and the Seller and agrees that the Seller will not be responsible in any way whatsoever for the Purchaser’s decision to invest in the Agreement and the Seller;

(h)

the Purchaser is executing the Agreement for its own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in such Agreement and the Purchaser has not subdivided his interest in the Agreement with any other person;

(i)

the Purchaser (i) is able to fend for itself in the Agreement; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Agreement; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(j)

the Purchaser is not an underwriter of, or dealer in, any of the Agreements, nor is the Purchaser participating, pursuant to a contractual agreement or otherwise, in the distribution of the Agreements;

(k)	no person has made to the Purchaser any written or oral representations:

	(i)	that any person will resell or repurchase any of the Agreement,

	(ii)	that any person will refund the purchase price of any of the Agreement, or

	(iii)	as to the future price or value of any of the Agreements;

(l)

the Purchaser understands and agrees that none of the Agreements have been or will be registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and are therefore not transferable, the Purchaser understands and agrees that offers and sales of any of the Agreements is not possible as the Agreements are not transferable.

7.                   Representations and Warranties will be Relied Upon by the Seller

7.1                   The Purchaser acknowledges that the representations and warranties contained herein are made by it with the intention that such representations and warranties may be relied upon by the Seller and its legal counsel in determining the Purchaser’s eligibility to execute the Agreement under applicable legislation, or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to execute the Agreement under applicable legislation. The Purchaser further agrees that by accepting delivery of the Agreement representing the Forward Gold Purchase on the Closing Date, it will be representing and warranting that the representations and warranties contained herein are true and correct as at the Closing Date with the same force and effect as if they had been made by the Purchaser on the Closing Date and that they will survive the purchase by the Purchaser of the Agreement and will continue in full force and effect notwithstanding any subsequent disposition by the Purchaser of such Agreement.

8.                   Acknowledgement and Waiver

8.1                   The Purchaser has acknowledged that the decision to execute the Agreement was solely made on the basis of publicly available information. The Purchaser hereby waives, to the fullest extent permitted by law, any rights of withdrawal, rescission or compensation for damages to which the Purchaser might be entitled in connection with the completion of any of the Agreement.

9.                  Resale Restrictions, Assignment and Registration

9.1                  The Purchaser acknowledges that the Agreement is not transferable, assignable or sellable.

10.                  Costs

10.1                  The Purchaser acknowledges and agrees that all costs and expenses incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to the execution of the Agreement shall be borne by the Purchaser.

11.                  Governing Law

11.1                  This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Purchaser, in its personal or corporate capacity and, if applicable, on behalf of each beneficial purchaser for whom it is acting, irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

12.                  Survival

12.1                  This Agreement, including, without limitation, the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the Agreement by the Purchaser pursuant hereto.

13.                  Severability

13.1                  The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

14.                  Entire Agreement

14.1                  Except as expressly provided in this Agreement and in the Schedules, agreements, instruments and other documents attached hereto or contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the forward purchase of gold and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Issuer or Seller or by anyone else.

15.                  Notices

15.1                  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication, including facsimile, electronic mail or other means of electronic communication capable of producing a printed copy. Notices to the Purchaser shall be directed to the address of the Purchaser set forth on page 2 of this Agreement and notices to the Issuer and Seller shall be directed to it at the address of the Seller set forth on page 3 of this Agreement.

16.                  Counterparts and Electronic Means

16.1                  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

17.                  Schedules

17.1                  Schedule A is attached hereto and form part of this Agreement.

18.                  Indemnity

18.1                  The Purchaser will indemnify and hold harmless the Seller and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Purchaser contained in this Agreement or in any document furnished by the Purchaser to the Seller in connection herewith being untrue in any material respect or any breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser to the Seller in connection therewith.

SCHEDULE A

SECURITY OF FORWARD GOLD PURCHASE AGREEMENT

SECURITY A:

1.

The Subscriber agrees to have their investment secured by in-ground gold assets, as described in the Technical Report on the Geology of the Kinyambwiga – Murangi – Suguti Properties, Victoria Goldfields, Tanzania for Lake Victoria Mining Company, Inc. prepared by Dave R. Webb, Geologist of DRW Geological Consultants Ltd. of Vancouver, British Columbia (Report is available on the Seller’s corporate website: www.lvcamining.com and by public records filed at: www.sedar.com. An executive summary of the report is attached as Appendix I)

2.

The Seller commits to allocate a minimum of twenty five percent (25%) of the initial gold production from the Kunanga Medium Scale Gold Mining project and will delivery such gold to the purchaser upon its being refined into .999 gold bars in fulfillment of any and all Forward Gold Purchase Agreements according to the amounts purchased and the agreement delivery dates.

SECURITY B:

1. The Seller will also secure the Forward Gold Purchase Agreement by issuing a pro rata Security Chattel Agreement over the Mining License area granted by The Energy and Minerals of Tanzania on April 1, 2014. (the area granted by the Mining License is contained as Appendix II) The pro rata portion securing a purchaser will be based on the percentage of five million dollars that the purchaser’s aggregate forward gold purchase in dollars represents of the total.

APPENDIX I
Summary of January 23, 2013 Technical Report

Lake Victoria Mining Company Inc.	January 2013

Item 1. Summary

Lake Victoria Mining Company Inc. owns 100% of the mineral rights to the Kinyambwiga, Murangi and Suguti properties (the “Kinyambwiga Project”). The mineral rights consist of 3 Prospecting Licenses totaling 7,676 hectares. A total of 24 Primary Mining Licenses within the Kinyambwiga Property are controlled by the Company by agreements.

The Kinyambwiga Project is located in the Mara region in the northeast portion of the United Republic of Tanzania, East Africa, immediately east of the southern shore of Lake Victoria. The Kinyambwiga property is predominantly underlain by Precambrian granitic and aplitic rocks that fall into two main groups, syn and late orogenic granites. The granites are unconformably overlain by the northwest trending Archaean age Musoma-Mara Greenstone Belt. The Greenstone Belt lithologies include pillow basalts, mafic flows, acid volcanics, shales and feldspar porphyry. The granites are intruded in places by syn and post orogenic felsic intrusive and mainly Proterozoic age dolerite dykes that, in places, appear to trend sub parallel to major structures in the region. Granitic sands are often covered by mbuga (black organic-rich silts deposited from a receding Lake and there is very little outcrop.

Previous exploration work was conducted on the Kinyambwiga property, by Placer Dome (formerly Afrika Mashariki) Anglo-Ashanti Gold, Shanta Mining, Tanganika Gold and Geo Can Resources. Work included mapping, soil sampling, trenching, pitting, geophysics, remote sensing and limited reverse circulation drilling focused on quartz reefs at artisanal workings. Both the Murangi and Suguti properties are underlain by greenstone and granitic rocks. The Murangi property is covered by mbuga. Some minor outcrops occur on the south of the Murangi property.

Approximately 34% of the Suguti property is covered by mbuga. Exposure is limited to minor rock outcrops on the north side of the Suguti shear. To the south, well exposed ridges of banded iron formation form topographic highs.

There is no historical exploration on either the Murangi or the Suguti properties. Lake Victoria Mining Company has spent over $800,000 on exploration since it purchased the Primary Licenses in May, 2009 from Geo Can Resources Company Limited. Work included geochemical soil sampling, gradient array IP surveys, VES target profiling, mapping, trenching, and drilling.

Most of the work and all of the drilling occurred on the Kanunga 1, 2 and 3 gold prospects which are located on the Kinyambwiga property. Ground magnetometer surveys were conducted on the Murangi and Suguti properties.

Lake Victoria Mining Company drilled 35 holes, for a total of 2427 meters, to target quartz veins at Kanunga 1, 2 and 3 Gold Prospects. On the Kanunga 1 Gold Prospect, drilling confirmed the presence of at least 2 mineralized structures extending along strike.

There has been no formal development or operations on the 3 properties. On the Kinyambwiga property, there is artisanal activity. On the Kanunga 2 Gold Prospect, artisanal activity includes a couple of shallow pits at the south edge of the quartz float and a 25 meter deep shaft located some 430 meters to the southwest along strike. Kanunga 3 Gold Prospect has artisanal activity, comprised primarily of small pits and shafts.

There are no formal estimates of either mineral resources or mineral reserves for the three properties.

The following observations can be made from the work completed to date:

1.

The Kinyambwiga area is predominantly underlain by Precambrian granitic and aplitic rocks. The granites are uncomformably overlain by the highly prospective northwest trending Archaean age Musoma-Mara Greenstone Belt.

2.	Gold deposits in the Musoma-Mara Gold Belt are predominantly shear hosted Archaean Greenstone type deposits similar to those in the Canadian Shield.

3.

In the Musoma-Mara Greenstone Belt, the intersection of major northwest trending shear zones and minor east and northeast trending structures, appear to have a primary control on enhanced gold mineralization.

4.

The gold mineralization on the Kinyambwiga property is associated with narrow, en echelon, steeply dipping quartz veins associated with a major northeast structural trend that transects the granitic rocks. This is supported by geological mapping, drilling, trenching and the Schlumberger VES profiling of coincident chargeability/resistivity anomalies which have traced the strike of the quartz veins beneath the black cotton soil cover for some 700 meters.

5.	The quartz veins often exhibit pinch and swell structures which vary from less than one meter to over 10 meters in width with strike lengths often greater than 200 meters long.

6.	The mineralization appears to be correlatable over significant strike and dips and a conceptual target has been estimated.

7.	Similar shear hosted quartz veins have been identified at Kanunga 2 and 3 gold prospects.

8.	Gold mineralization on the Murangi and Suguti properties is likely the same.

The Kinyambwiga area hosts a conceptual target of between 600,000 to 1,000,000 tonnes grading between 1 and 3 gpt gold to elevation 1,000 m AMSL.

The potential quantity and grade of these targets are conceptual in nature, that there has been insufficient exploration to define a mineral resource and that it is uncertain if further exploration will result in the target being delineated as a mineral resource. The conceptual target has been determined on the basis of trenching, mapping, geophysics and both RC and RAB drilling.